Exhibit 99.1

LiveRamp
Financial Statements
As of and for the year ended December 31, 2013
As of March 31, 2014 and for the three months ended March 31, 2014 and 2013

LiveRamp, Inc.

Financial Statements
For the Year Ended December 31, 2013 and
Three Months Ended March 31, 2013 (unaudited) and March 31, 2014 (unaudited)

The report accompanying these financial statements was issued by
BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

LiveRamp, Inc.

Notes to Financial Statements

Tel: 415-397-7900 Fax: 415-397-2161 www.bdo.com	One Bush Street Suite 1800 San Francisco, CA 94104

Independent Auditor’s Report

To the Board of Directors and Stockholders of
LiveRamp, Inc.:

We have audited the accompanying financial statements of LiveRamp, Inc. (the "Company"), which comprise the balance sheet as of December 31, 2013, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LiveRamp, Inc. as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

BDO USA, LLP

September 2, 2014

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Financial Statements

LiveRamp, Inc.
Balance Sheets
(In Thousands)

	December 31,	March 31,
	2013	2014
		(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,828	$10,586
Accounts receivable, net	5,929	5,106
Prepaid expenses and other current assets	225	514
Total current assets	15,982	16,206
Property and Equipment, Net	473	1,004
Other Assets	79	77
Total Assets	$16,534	$17,287

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,092	$2,069
Accrued expenses and other current liabilities	1,449	1,049
Total current liabilities	3,541	3,118
Commitments and Contingencies (Note 9)
Stockholders' Equity
Series A convertible preferred stock - $0.0001 par value;
1,258,345 shares authorized; 1,195,741 shares issued and outstanding at
December 31, 2013 and March 31, 2014 (unaudited)
(liquidation preference of $955,040 at December 31, 2013 and March 31, 2014 (unaudited))	942	942
Series B convertible preferred stock, $0.0001 par value
2,648,189 shares authorized; 2,648,189 shares issued and outstanding at
December 31, 2013 and March 31, 2014 (unaudited)
(liquidation preference of $4,722,037 at December 31, 2013 and March 31, 2014 (unaudited))	4,724	4,724
Series B-1 convertible preferred stock, $0.0001 par value
1,500,000 shares authorized; 1,493,811 shares issued and outstanding at
December 31, 2013 and March 31, 2014 (unaudited)
(liquidation preference of $3,499,999 at December 31, 2013 and March 31, 2014 (unaudited))	3,474	3,474
Series B-2 convertible preferred stock, $0.0001 par value
4,592,805 shares authorized; 4,592,805 shares issued and outstanding at
December 31, 2013 and March 31, 2014 (unaudited)
(liquidation preference of $15,238,468 at December 31, 2013 and March 31, 2014 (unaudited))	15,186	15,186
Series C convertible preferred stock, $0.0001 par value
2,327,987 shares authorized; 2,209,390 shares issued and outstanding at
December 31, 2013 and March 31, 2014 (unaudited)
(liquidation preference of $8,541,502 at December 31, 2013 and March 31, 2014 (unaudited))	8,464	8,464
Common stock, $0.0001 par value; 21,100,000 shares authorized;
6,129,600 and 6,196,800 shares issued and outstanding at December 31, 2013	1	1
and March 31, 2014 (unaudited)
Additional paid-in capital	1,260	1,389
Accumulated deficit	(21,058)	(20,011)
Total Stockholders' Equity	12,993	14,169
Total Liabilities and Stockholders' Equity	$16,534	$17,287

See accompanying independent auditor's report and notes to financial statements.

LiveRamp, Inc.
Statements of Operations
(In Thousands)

	Year Ended December 31,	Three Months Ended March 31,
	2013	2013	2014
		(Unaudited)
Revenues	$22,418	$3,972	$7,289
Operating Expenses
Cost of revenues	11,861	2,437	3,483
Other operating expenses	10,961	2,472	2,906
Gain on sale of assets	(234)	-	(147)
Total Operating Expenses	22,588	4,909	6,242
Income (Loss) from Operations	(170)	(937)	1,047
Interest Expense	(556)	-	-
Net Income (Loss)	$(726)	$(937)	$1,047

See accompanying independent auditor's report and notes to financial statements.

						LiveRamp, Inc. Statements of Stockholders' Equity (In Thousands)

	Convertible Preferred Stock
	Series A		Series B		Series B-1		Series B-2		Series C		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2012	1,196	$942	2,648	$4,724	1,494	$3,474	4,593	$15,186	-	$-	5,135	$1	$532	$(20,332)	$4,527
Issuance of common stock upon exercise
of stock options	-	-	-	-	-	-	-	-	-	-	935	-	283	-	283
Issuance of common stock upon exercise
of warrants	-	-	-	-	-	-	-	-	-	-	60	-	-	-	-
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	445	-	445
Issuance of preferred stock, net of
issuance costs of $85	-	-	-	-	-	-	-	-	2,209	8,464	-	-	-	-	8,464
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(726)	(726)
Balances, December 31, 2013	1,196	942	2,648	4,724	1,494	3,474	4,593	15,186	2,209	8,464	6,130	1	1,260	(21,058)	12,993
Issuance of common stock upon exercise
of stock options (unaudited)	-	-	-	-	-	-	-	-	-	-	67	-	42	-	42
Stock-based compensation (unaudited)	-	-	-	-	-	-	-	-	-	-	-	-	87	-	87
Net income (unaudited)	-	-	-	-	-	-	-	-	-	-	-	-	-	1,047	1,047
Balances, March 31, 2014 (unaudited)	1,196	$942	2,648	$4,724	1,494	$3,474	4,593	$15,186	2,209	$8,464	6,197	$1	$1,389	$(20,011)	$14,169

See accompanying independent auditor's report and notes to financial statements.

LiveRamp, Inc.
Statements of Cash Flows
(In Thousands)

	Year Ended December 31,	Three Months Ended March 31,
	2013	2013	2014
		(Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(726)	$(937)	$1,047
Adjustments to reconcile net income (loss) to net cash used in
(provided by) operating activities:
Depreciation and amortization	329	92	105
Stock-based compensation	445	48	87
Non-cash interest expense	549	-	-
Changes in assets and liabilities:
Accounts receivable, net	(3,027)	(1,044)	823
Prepaid expenses and other current assets	(109)	(309)	(287)
Accounts payable	669	127	(24)
Accrued expenses and other current liabilities	964	145	(399)
Net Cash Provided by (Used in) Operating Activities	(906)	(1,878)	1,352
Cash Flows from Investing Activities:
Purchase of property and equipment	(378)	(32)	(636)
Net Cash Used in Investing Activities	(378)	(32)	(636)
Cash Flows from Financing Activities:
Proceeds from issuance of convertible notes	2,125	-	-
Proceeds from issuance of Series C convertible preferred stock, net
of issuance costs of $85	5,790	-	-
Proceeds from line of credit	3,000	-	-
Repayment on line of credit	(3,000)	-	-
Proceeds from issuance of common stock	283	74	42
Net Cash Provided by Financing Activities	8,198	74	42
Net Increase (Decrease) in Cash and Cash Equivalents	6,914	(1,836)	758
Cash and Cash Equivalents, Beginning of Period	2,914	2,914	9,828
Cash and Cash Equivalents, End of Period	$9,828	$1,078	$10,586
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$2	$2	$1
Cash paid for interest	$8	$-	$-
Conversion of convertible notes and accrued interest to Series C
preferred stock	$2,133	$-	$-

See accompanying independent auditor's report and notes to financial statements.

LiveRamp, Inc.

Notes to Financial Statements

1.	Overview of the Business

LiveRamp, Inc. (the “Company”), was incorporated in Delaware on March 31, 2005. The Company is a marketing technology company that connects data across more than 100 digital marketing applications. By onboarding customer data into the measurement, targeting, and personalization applications developed by partners, the Company helps leading brands eliminate data silos and run more efficient marketing programs. On August 22, 2012, the Company legally changed its name from Rapleaf, Inc., to LiveRamp, Inc.

On August 22, 2012, the Company incorporated Rapleaf, Inc. (the “Rapleaf Subsidiary”), a wholly- owned subsidiary, in the state of Delaware. The consolidated financial statements include the accounts of the Company and the Rapleaf Subsidiary. Intercompany transactions and accounts are eliminated upon consolidation.  On October 31, 2013, the Company entered into a definitive agreement to sell certain assets of the Rapleaf Subsidiary to a privately-held data company.   Shortly after this asset sale, in November 2013, the Company dissolved the legal entity, Rapleaf, Inc. See Note 10.

2.	Summary of Significant Accounting Policies and Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to the valuation of its common stock and options, deferred tax assets, and the related valuation allowance, and capitalization of software development costs.

Unaudited Interim Financial Statements

The accompanying interim financial statements as of March 31, 2014 and for the three months ended March 31, 2013 and 2014 and the related notes thereto are unaudited.  The unaudited interim financial statements have been prepared on the same basis as the annual financial statements; however, do not include all of the disclosures required by annual financial statements. In the opinion of management, these financial statements reflect all adjustments consisting of normal recurring adjustments for a fair presentation of this interim information when read in conjunction with the audited financial statements and notes thereto.  Interim results are not necessarily indicative of results expected for the full year or for any future period.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of three months or less to be cash and cash equivalents. As of December 31, 2013 and March 31, 2014, cash and cash equivalents consist of cash deposited with banks. The recorded carrying amount of cash and cash equivalents approximates its fair value. The Company places its cash and cash equivalents with federally insured financial institutions.

LiveRamp, Inc.

Notes to Financial Statements

Concentrations of Credit Risk

The Company’s product revenues are concentrated in providing data onboarding and distribution services to customers, which is a highly competitive marketplace and is rapidly changing. Significant technological or regulatory changes in the industry or customer requirements, or the emergence of competitive products with new capabilities or technologies, could adversely affect the Company’s operating results.

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks in the United States; however, cash balances may exceed federal insurance limits. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition. The Company analyzes the need for allowances for potential credit losses and records allowances for doubtful accounts when necessary. As of December 31, 2013 and March 31, 2014, the Company had an allowance for doubtful accounts of approximately $107,978 and $96,492 (unaudited), respectively, for estimated credit losses.

Sales to one customer accounted for approximately 24%, 30% (unaudited), and 25% (unaudited) of the total revenues for the year ended December 2013 and three months ended March 31, 2013 and March 31, 2014, respectively.  Furthermore, receivables from two customers were 32% and 12%, and 30% (unaudited) and 13% (unaudited) of gross accounts receivable at December 31, 2013 and March 31, 2014, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally 36 months. Leasehold improvements are depreciated over the shorter of estimated useful lives of the assets or the lease term. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Website and Software Development Costs

The Company accounts for costs incurred in connection with its website platform tools and the other website development costs in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-40, Internal Use Software. Certain costs incurred in the application development stage of a new product or projects to provide significant additional functionality to existing products are capitalized if certain criteria are met. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. As of December 31, 2013 and March 31, 2014 (unaudited), the Company had not capitalized any such expenses.

LiveRamp, Inc.

Notes to Financial Statements

Revenue Recognition

The Company generates revenue by providing data onboarding services and the ability to push data to over 100 digital marketing applications. The four main types of onboarding services provided are i) onboarding for measurement, ii) onboarding for targeting, iii) onboarding for personalization, and iv) onboarding for audience extension. The Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) services have been made available to or rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Amounts billed or collected in excess of revenue recognized are recorded as deferred revenue.

The Company’s arrangements do not contain general rights of return.

Comprehensive Income (Loss)

Accounting principles generally accepted in the United States of America establish standards for reporting and display in the financial statements of total net income (loss) and the components of all other non-owner changes in equity, referred to as comprehensive income (loss). Comprehensive income (loss) for all periods presented is the same as the net income (loss), as there have been no such non-owner changes in equity for all periods presented.

Cost of Revenues

The Company recognizes as cost of revenues i) costs incurred to expand and maintain its match network, ii) costs incurred related to the hosting of customer-related computing systems, iii) costs incurred around data sources that are subsequently aggregated and sold, and iv) costs to validate matches between postal and email addresses. Only these costs, which are directly tied to the generation of revenues for the Company are considered to be cost of revenues.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the grant-date calculated fair value of the award estimated in accordance with the provisions of ASC 718, Stock Compensation. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the option-vesting period of four years. The expense recognized for the portion of the award that is expected to vest has been reduced by an estimated forfeiture rate. The forfeiture rate is estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company uses the Black-Scholes option-pricing model as the method for determining the estimated fair value of stock options, based on the following assumptions:

Expected Term — The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method.

Expected Volatility — As the Company is privately held, there is no observable market for the Company’s common stock. Accordingly, expected volatility has been estimated based on the volatilities of similar publicly traded companies.

Risk-Free Interest Rate — The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

LiveRamp, Inc.

Notes to Financial Statements

Expected Dividend — The expected dividend assumption is based on the Company’s current expectations about its anticipated dividend policy, which is zero.

In 2006, the Company adopted the 2006 Stock Plan. As of December 31, 2013 and March 31, 2014, 5,752,480 shares of the Company’s common stock were authorized for issuance thereunder. Under the plan, nonstatutory stock options and stock purchase rights may be granted to employees and consultants. Incentive stock options may be granted only to employees.

Research and Development

Research and development costs are charged to operations as incurred.  Research and development expenses for the year ended December 31, 2013 and the three months ended March 31, 2013 and 2014, were approximately $4,982,000, $1,014,000 (unaudited), and $1,984,000 (unaudited), respectively.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expenses for the year ended December 31, 2013 and for the three months ended March 31, 2013 and March 31, 2014 (unaudited) were not material.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company follows accounting for uncertainty in income taxes, which requires that the tax effects of a position be recognized only if it is “more likely than not” to be sustained based solely on its technical merits as of the reporting date. The Company records interest and penalties on uncertain tax positions as a component of income tax expense and records interest net of any applicable related income tax benefit.

Related-Party Transactions

The Company’s chief executive officer has personally invested in an independent video advertising services provider with whom the Company conducts business; for the year-ended 2013 and for the three months ended March 31, 2014, the Company purchased approximately $680,000 and $260,000 (unaudited) of data-related services with this entity, respectively. Additionally, the Company issued a loan to the Company’s chief executive officer for $58,980 on July 31, 2013.  At December 31, 2013, and March 31, 2014 (unaudited), a note receivable of $58,980 remained outstanding within Other Assets on the balance sheet. All related party transactions are reviewed by the board of directors.

Subsequent Events

Management has evaluated events occurring after December 31, 2013, and through September 2, 2014, the date the financial statements were available for issuance, for items that may require adjustments to or disclosure in the financial statements. See Note 11 for disclosure of such events.

LiveRamp, Inc.

Notes to Financial Statements

3.	Property and Equipment, Net

Property and equipment consist of the following:

(in thousands)	December 31, 2013	March 31, 2014
		(Unaudited)

Computers and equipment	$2,004	$2,641
Computer software	88	88
Leasehold improvements	18	18
Office equipment	138	138

Total property and equipment	2,248	2,885
Less: Accumulated depreciation and amortization	(1,775)	(1,881)

Property and equipment, net	$473	$1,004

Depreciation and amortization expense for the year ended December 31, 2013 and the three months ended March 31, 2013 and 2014, was $328,516, $91,897 (unaudited), and $105,439 (unaudited), respectively.

4.	Accrued Expenses and Other Current Liabilities

Accrued liabilities consist of the following:

(in thousands)	December 31, 2013	March 31, 2014
		(Unaudited)

Employee-related liabilities	$924	$327
Deferred revenue	434	615
Other accrued liabilities	91	107
Total liabilities	$1,449	$1,049

The remainder of this page intentionally left blank.

LiveRamp, Inc.

Notes to Financial Statements

5.	Convertible Preferred Stock

The following table summarizes the Company’s convertible preferred stock:

(in thousands)	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Gross Proceeds
Series A convertible preferred stock	1,258	1,196	$955	$955
Series B convertible preferred stock	2,648	2,648	4,772	4,772
Series B-1 convertible preferred stock	1,500	1,494	3,500	3,500
Series B-2 convertible preferred stock	4,593	4,593	15,238	15,238
Series C convertible preferred stock	2,328	2,209	8,542	8,000
Total	12,327	12,140	$33,007	$32,465

In October and December 2013, the Company issued 2,209,390 shares of Series C convertible preferred stock for total consideration of $8,008,823; such consideration included the conversion of convertible promissory notes and accrued interest.  Additionally, the convertible notes converted at a 20% discount to the Series C purchase price and the Company recorded a beneficial conversion of $540,982 as additional consideration and non-cash interest expense.

The significant features of the Company’s convertible preferred stock are as follows:

Dividend Provisions — The holders of Series C, Series B-2, Series B-1, Series B, and Series A convertible preferred stocks are entitled to receive, when and if declared by the board of directors, noncumulative dividends at a rate of $0.3093, $0.2654, $0.1877, $0.1442, and $0.0639 per share, respectively, per annum, adjustable for certain events, such as stock splits and combinations. The Company has declared no dividends to date.

Liquidation Preference — In the event of any liquidation, dissolution, or winding-up of the Company, the holders of Series C, Series B-2, Series B-1, Series B, and Series A convertible preferred stocks shall be entitled to be paid, out of the available funds and assets, and prior and in preference to any payment or distribution of any such funds on any shares of common stock, an amount of $3.8660, $3.3179, $2.3430, $1.8020, and $0.7987 per share of Series C, Series B-2, Series B-1, Series B, and Series A convertible preferred stocks, respectively, plus all declared but unpaid dividends. If assets are not sufficient to permit such payment, payment will be made on a pro rata, equal priority, and pari passu basis.

Conversion Rights — Each outstanding share of Series C, Series B-2, Series B-1, Series B, and Series A convertible preferred stocks is convertible into one fully paid and non-assessable share of common stock by dividing the original issue price by the conversion price of $3.8660, $3.3179, $2.3430, $1.8020, and $0.7987, respectively. Each share of convertible preferred stock shall automatically be converted into fully paid and non-assessable shares of common stock immediately upon the written consent of the holders of more than 50% of the then-outstanding shares of convertible preferred stock or prior to the closing of a firm commitment underwritten public offering in which the aggregate offering price equals or exceeds $20,000,000 and is not less than $16.590 per share.

LiveRamp, Inc.

Notes to Financial Statements

Voting Rights — The holders of each share of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such share is convertible.

6.	Common Stock and Warrants

Restricted Stock

In exchange for intellectual property rights, the Company issued 4,950,000 shares of Company common stock to two founders. The shares issued to the founders were issued pursuant to restricted stock arrangements subject to certain restrictions, including repurchase rights and transfer limitations.

In July 2013, an officer of the company exercised 400,000 stock options granted during that same month (i.e. prior to vesting).  As of December 31, 2013 and March 31, 2014, 400,000 and 283,335 (unaudited) shares were subject to repurchase by the Company.

Warrants

In June 2005, the Company issued warrants to purchase 60,000 shares of common stock at a price per share equal to $0.001 in exchange for legal services. The Company calculated the fair value of the warrants using the Black-Scholes-Merton option-pricing model at $9,600, which was recorded as legal expense in 2005.  These warrants were exercised during the year ended December 31, 2013.

7.	Stock-Based Compensation

The Company recorded stock-based compensation expense of $445,081, $47,951 (unaudited), and $86,292 (unaudited) for the year ended December 31, 2013 and the three months ended March 31, 2013 and 2014, respectively.

In May 2006, the Company’s board of directors approved the adoption of a stock option plan (the “Option Plan”). As amended, the Option Plan permits the Company to grant up to 5,752,480 shares of the Company’s common stock.

The Option Plan provides for the grant of incentive and non-statutory stock options to employees, non-employee directors, and consultants of the Company. Options granted under the Option Plan generally become exercisable ratably over a four-year period following the date of grant and expire 10 years from the date of grant. At the discretion of the Company’s board of directors, certain options may be exercisable immediately at the date of grant, but are subject to a repurchase right, under which the Company may buyback any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. All other options are exercisable only to the extent vested. The exercise price of incentive stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the board of directors. The exercise price of non-statutory options granted under the Option Plan must be at least equal to 85% of the fair value of the Company’s common stock at the date of grant, as determined by the board of directors.

LiveRamp, Inc.

Notes to Financial Statements

Stock option activity for the year ended December 31, 2013 and the three months ended March 31, 2014 (unaudited) is as follows:

	Shares Underlying Options (000’s)	Weighted- Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in Years)

Outstanding - December 31, 2012	3,625	$0.54	7.25
Options granted	1,823	0.56
Options exercised	(935)	0.30
Options cancelled/forfeited/expired	(457)	0.64

Outstanding - December 31, 2013	4,056	0.62	7.42
Options granted (unaudited)	555	1.64
Options exercised (unaudited)	(67)	0.65
Options cancelled/forfeited/expired (unaudited)	(299)	0.67

Outstanding – March 31, 2014 (unaudited)	4,245	0.75	7.50

Vested and expected to vest at December 31, 2013	1,345	0.62	7.29

Exercisable - December 31, 2013	1,345	$0.55	5.87

Vested and expected to vest at March 31, 2014 (unaudited)	1,485	$0.75	7.42

Exercisable - March 31, 2014 (unaudited)	1,485	$0.56	6.20

The total pretax intrinsic value of options exercised during the year ended December 31, 2013 and three months ended March 31, 2014, was approximately $220,489 and $66,524 (unaudited), respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money options. The weighted-average grant-date fair value of options granted during the year ended December 31, 2013 and three months ended March 31, 2014, was $0.41 and $1.02 (unaudited), respectively.

As of December 31, 2013 and March 31, 2014, there was approximately $512,363 and $908,848 (unaudited) of unamortized stock-based compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 2.38 years and 2.90 (unaudited) years, respectively.

LiveRamp, Inc.

Notes to Financial Statements

The Company estimated the fair value of option grants using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,	Three Months Ended March 31,
	2013	2013	2014
		(Unaudited)	(Unaudited)

Expected dividend yield (1)	0%	0%	0%
Risk-free interest rates (2)	2.10%	1.01%	2.02%
Expected volatility (3)	69%	69%	69%
Expected life (in years) (4)	6.10	6.10	6.10

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company estimates the volatility of its common stock based on the share price volatility of similar publicity traded entities.

(4)
The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the simplified method, which essentially equates to the weighted average of the vesting term and contractual life of the options.

8.	Income Taxes

The components of the net deferred tax assets as of December 31, 2013 are approximately as follows:

(in thousands)	December 31, 2013

Net operating loss (NOL) carryforwards	$7,629
Accruals and reserves	49
Stock-based compensation	70
Property and equipment	(14)
Research and development tax credits	1,011

Total deferred taxes	8,745
Less valuation allowance	(8,745)

Net deferred tax assets	$-

The balance of unrecognized tax benefits as of December 31, 2013, is $253,000. None of the balances identified would affect the effective tax rate.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to its unrecognized tax benefits, the Company has not recognized any penalties or interest as of December 31, 2013. The Company does not expect the balance of unrecognized tax benefit, in the next 12 months, to significantly increase or decrease.

LiveRamp, Inc.

Notes to Financial Statements

The Company’s income tax expense for the year ended December 31, 2013 differed from the U.S. Federal income tax rate of 34% due to state and local taxes, changes in valuation allowances, changes in unrecognized tax benefits, generated Research and Development tax credits, and nondeductible permanent items comprised primarily of Incentive Stock Options and beneficial conversion on Series C convertible preferred stock.

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. In assessing the realizability of deferred tax assets, the Company considered whether it is more likely than not that some portion, or all, of its deferred tax assets will be realized. Due to the uncertainty surrounding the Company’s ability to realize such deferred tax assets, the net deferred tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $308,000 from December 31, 2012 to

December 31, 2013. As of December 31, 2013, the Company had NOL carryforwards for federal and state tax purposes of approximately $19,301,000 and $18,284,000, respectively.  The NOL carryforwards will expire at various dates beginning in the years 2026 (federal) and 2016 (state), unless previously utilized.

At December 31, 2013, the Company had research tax credit carryforwards of approximately $740,000 and $795,000 for federal and state tax purposes, respectively, available to reduce future taxable income.  If not utilized, the federal research tax credit will begin to expire in 2026. The state research tax credit can be carried forward indefinitely. Additional federal tax research credits will not be generated beyond December 2013 as the law was not extended.

Utilization of the domestic NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “Code”), as well as similar state provisions. In general, an “ownership change,” as defined by the Code, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions, which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition. The annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.

The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. If the Company has experienced an ownership change at any time since its formation, utilization of the NOL or tax credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the NOL or tax credit carryforwards before utilization. The Company maintains a full valuation allowance for other deferred tax assets due to its historical losses and uncertainties surrounding its ability to generate future taxable income to realize these assets. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits and recognizable deferred tax benefits after the completion of an ownership change analysis are not expected to affect the Company’s effective tax rate.

LiveRamp, Inc.

Notes to Financial Statements

The tax return years 2010 through 2013 remain open to examination by the major domestic taxing jurisdictions to which the Company is subject. The Company’s federal NOL’s remain open to adjustments by the IRS and the statute of limitation would run for 3 years after the year the deduction is taken on a tax return. The Company’s California NOL's remain open to adjustments by the state and the statute of limitations would run for 4 years after the year the deduction is taken on a tax return.

9.	Commitments and Contingencies

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the Company’s financial position, results of operations, or its cash flows.

The Company leases its facilities under non-cancelable operating leases that expire in 2014.

Rent expense related to the Company’s operating leases was approximately $212,881, $54,227 (unaudited), and $49,267 (unaudited) for the year ended December 31, 2013 and for the three months ended March 31, 2013 and March 31, 2014, respectively. Subsequent to year-end, the Company amended and extended its facilities lease to expire in May 2015.

The following is a schedule of future minimum lease payments due under non-cancelable leases with initial or remaining terms in excess of one year, including the extension indicated above:

Year Ending December 31, (in thousands)	Amount

2014	$268
2015	192

Total	$460

Indemnifications

The Company has entered into agreements indemnifying certain parties with respect to potential infringement of the other party’s intellectual property. Due to the nature of the indemnifications, the maximum exposure under these agreements cannot be estimated. The Company has not recorded any amounts for those indemnities as management believes they are not probable or estimable at this time.

Line of Credit

In May 2013, the Company and Rapleaf Subsidiary entered into a 24-month loan and security agreement with Square One bank for a $4 million line of credit for advances against eligible accounts receivable.  The Company drew down $3 million on this line in September 2013, and subsequently paid off that amount, and related interest of $8,000, in October 2013.

LiveRamp, Inc.

Notes to Financial Statements

10.	Gain on Sale of Assets

In October 2013, the Company sold assets essential to Rapleaf’s operations to a privately owned data broker. As a result of the consideration received through this sale, the Company recorded gains of $234,000 and $147,000 (unaudited), during the year and three months ended December 31, 2013 and March 31, 2014, respectively. The consideration from the sale is comprised of an initial payment of $100,000 on close, a monthly revenue share amount for the first six months, and a monthly postal to email mapping fee of $25,000 commencing July 2014, for a period of twelve months. As the consideration is contingent upon future events and the price is not fixed and determinable, the Company records consideration when earned and when collectability is reasonably assured. These gains were reported within operating expenses on the Statement of Operations.

11.	Subsequent Events

On May 14, 2014, Acxiom Corporation (“Acxiom”) announced that they had entered into a definitive agreement to acquire the Company.   Acxiom is an enterprise data, analytics and software-as-a-service company headquartered in Little Rock, Arkansas.  The Company was acquired for a total cash purchase price of $277.7 million in cash, along with additional amounts related to assumed equity.   The acquisition, which was subject to customary closing conditions, closed on July 1, 2014.